UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	June 5, 2006

InFocus Corporation

(Exact name of registrant as specified in its charter)

Oregon	000-18908	93-0932102
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

27700B SW Parkway Avenue, Wilsonville, Oregon 97070

(Address of principal executive offices, including zip code)

(503) 685-8888

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

InFocus Corporation

FORM 8-K

INDEX TO CURRENT REPORT ON FORM 8-K

Item	Description

1.01	Entry into a Material Definitive Agreement

8.01	Other Events

9.01	Financial Statements and Exhibits

Item 1.01               Entry into a Material Definitive Agreement

Amendment to Line of Credit.

On June 5, 2006, InFocus Corporation (the “Company”) closed the sale of its undeveloped land located adjacent to the Company’s corporate headquarters in Wilsonville, Oregon.  The land was sold to Wilsonville 2006 SE, LLC and Wilsonville 2006 NW, LLC, limited liability companies organized in the State of Washington.  The gross purchase price was $5.5 million.  Net proceeds taking into account costs of the transaction were approximately $5.1 million, resulting in a gain on the sale of approximately $0.6 million.

In connection with the land sale, on June 7, 2006, the Company and Wells Fargo Foothill, Inc. entered into a Fifth Amendment to the Credit Agreement governing the Company’s $25 million line of credit.  The Credit Agreement previously provided that the aggregate funds available for the company to borrow under the line of credit were to be reduced upon the sale of the vacant land noted above. The amendment kept the aggregate funds available at $25 million notwithstanding the land sale.

A copy of the amendment is attached as Exhibit 10.1 to this report and is incorporated herein.  The foregoing description of the amendment does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 8.01               Other Events

On June 8, 2006, the Company issued a press release announcing its expanded relationship with Texas Instruments.  A copy of the press release is attached as Exhibit 99.1 to this report.

Item 9.01               Financial Statements and Exhibits

(d)                                 Exhibits.  The following exhibit is attached hereto and this list is intended to constitute the exhibit index.

10.1                           Fifth Amendment to Credit Agreement by and between InFocus Corporation and Wells Fargo Foothill, Inc. dated June 7, 2006.

99.1                           Press Release dated June 8, 2006 announcing InFocus Corporation’s expanded relationship with Texas Instruments.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.

INFOCUS CORPORATION

Dated: June 9, 2006	By	/s/ C. Kyle Ranson
C. Kyle Ranson
President and Chief Executive Officer

	By	/s/ Roger Rowe
Roger Rowe
Vice President Finance, Chief Financial Officer and Secretary